FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-19

WFCM 2017-C40 - PUBLIC NEW ISSUE

**PRICE GUIDANCE** $588.021 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	GUID
A-1	AAAsf/AAA(sf)/Aaa(sf)	23.786	30.000%	2.59	39.7%	16.2%	+26A
A-2	AAAsf/AAA(sf)/Aaa(sf)	23.626	30.000%	4.67	39.7%	16.2%	+48A
A-SB	AAAsf/AAA(sf)/Aaa(sf)	32.869	30.000%	7.36	39.7%	16.2%	+76A
A-3	AAAsf/AAA(sf)/Aaa(sf)	185.000	30.000%	9.67	39.7%	16.2%	+91A
A-4	AAAsf/AAA(sf)/Aaa(sf)	203.796	30.000%	9.87	39.7%	16.2%	+93A
A-S	AAAsf/AAA(sf)/Aa2(sf)	56.122	21.625%	9.91	44.4%	14.5%	+120A
B	AA-sf/AA(sf)/NR	32.668	16.750%	9.91	47.2%	13.6%	+165A
C	A-sf/A(sf)/NR	30.154	12.250%	9.91	49.7%	12.9%	+215A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	34.344	N/A	N/A	N/A	N/A
D	BBB-sf/BBB-(sf)/NR	34.344	7.125%	9.91	52.6%	12.2%

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RR	NR/NR/NR	35.269	N/A	9.26	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$705,379,517
NUMBER OF LOANS:	65
NUMBER OF PROPERTIES:	150
WA CUT-OFF LTV:	56.6%
WA BALLOON LTV:	50.7%
WA U/W NCF DSCR:	2.10x
WA U/W NOI DEBT YIELD:	11.4%
WA MORTGAGE RATE:	4.357%
TOP TEN LOANS %:	49.2%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	352
WA SEASONING (MOS):	3

LOAN SELLERS:	BARCLAYS(37.4%), WFB(37.0%), RMF(15.5%),
CIIICM(10.2%)
TOP 3 PROPERTY TYPES:	RETAIL(37.9%), OFFICE(22.2%),
HOSPITALITY(16.7%)

TOP 5 STATES:	CA(20.9%), TX(15.5%), GA(9.0%),
NY(8.5%), LA(7.1%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	C-III ASSET MANAGEMENT LLC

DIRECTING CERTIFICATEHOLDER:	RCC REAL ESTATE, INC. OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRESALE REPORTS:	TODAY & TOMORROW
ANTICIPATED PRICING:	WEEK OF OCTOBER 5, 2017
ANTICIPATED SETTLEMENT:	OCTOBER 17, 2017

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	C40WFCM2017
FINAL LINK:	www.netroadshow.com/nrs/wp/default.html?show=82676F

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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